Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statements (Nos. 333-36121, 333-33073, 333-33075, 333-64541, 333-87344, and 333-127068) on Form S-8 of Savient Pharmaceuticals, Inc. and subsidiaries of our report dated March 16, 2007 relating to our audit of the consolidated financial statements, and the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. and subsidiaries for the year ended December 31, 2006.
/s/  McGladrey & Pullen, LLP
New York New York
March 16, 2007